                                                Filed Pursuant To Rule 424(b)(5)
                                                Registration No. 333-38079

PROSPECTUS SUPPLEMENT
(to Prospectus dated October 24, 1997)

                               6,000,000 SHARES

                           PRENTISS PROPERTIES TRUST           [LOGO OF PRENTISS
                                                               PROPERTIES TRUST
                     COMMON SHARES OF BENEFICIAL INTEREST      APPEARS HERE]

                              -----------------

  Prentiss Properties Trust (together with its subsidiaries, the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. As of November 18, 1997, the Company owned interests in 154 office and industrial properties (the "Properties") with approximately 15.7 million net rentable square feet. On October 22, 1997, the Company acquired 15 office properties with 904,207 net rentable square feet and a related office property management company that were controlled by Terramics Property Associates ("Terramics").

  All of the 6,000,000 common shares of beneficial interest of the Company, par value $.01 per share (the "Common Shares"), offered hereby are being offered by the Company (the "Offering"). The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PP." On November 18, 1997, the last reported sale price of the Common Shares on the NYSE was $26.75 per share. See "Price Range of Common Stock and Distribution History." To ensure that the Company qualifies as a REIT, ownership of Common Shares by any single shareholder is limited to 8.5% of the number of Common Shares outstanding. See "Description of Shares of Beneficial Interest" in the accompanying Prospectus.

                              -----------------

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 3 IN THE ACCOMPANYING PROSPECTUS.

                              -----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS SUPPLEMENT OR THE
   ACCOMPANYING  PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
   CRIMINAL OFFENSE.

                              -----------------

  Lehman Brothers Inc. (the "Underwriter") has agreed to purchase from the Company 6,000,000 Common Shares for an aggregate purchase price $150.0 million. The Company has granted the Underwriter an option for 30 days to purchase up to 900,000 additional Common Shares, solely to cover over-allotments, if any. If such option is exercised in full, the total proceeds to the Company will be $172.5 million, before deducting expenses payable by the Company, estimated to be approximately $900,000.

  The Underwriter proposes to offer the 6,000,000 Common Shares included in the Offering from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the Underwriter. See "Underwriting."

  The Company and the Operating Partnership have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                              -----------------

  The Common Shares offered by this Prospectus Supplement are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Common Shares offered hereby will be made at the offices of Lehman Brothers Inc., New York, New York, on or about November 24, 1997.

                              -----------------

                                LEHMAN BROTHERS

November 18, 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON SHARES TO COVER A SYNDICATE SHORT POSITION IN THE COMMON SHARES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

  The following information is qualified in its entirety by the more detailed information appearing in the accompanying Prospectus or incorporated herein and therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Prentiss Properties Trust and its subsidiaries on a combined basis, including (a) Prentiss Properties I, Inc., (b) Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership") and its subsidiaries, (c) Prentiss Properties Limited, Inc. and its affiliates, and (d) entities through which the Operating Partnership owns interests in certain of the properties.

  This Prospectus Supplement contains statements that may be deemed to be "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results or experiences could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" beginning on page 3 of the accompanying Prospectus.

                                  THE COMPANY

  The Company is a self-administered and self-managed REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. As of November 18, 1997, the Company owned interests in a diversified portfolio of 154 primarily suburban Class A office and suburban industrial properties containing approximately 15.7 million net rentable square feet. The Properties are located in 18 major U.S. markets and consist of 79 office buildings (the "Office Properties") containing approximately 8.5 million net rentable square feet and 75 industrial buildings (the "Industrial Properties") containing approximately 7.2 million net rentable square feet. As of September 30, 1997, the Office Properties (including properties acquired on October 22 and November 13, 1997) were approximately 95% leased to 676 tenants, and the Industrial Properties were approximately 95% leased to 151 tenants. The Company manages approximately
46.8 million net rentable square feet in 411 office and industrial properties that are owned by the Company and by third parties and that are leased to approximately 2,800 tenants. The Company also has five office properties and five industrial properties under development, which together will contain approximately 1.6 million net rentable square feet.

                              RECENT DEVELOPMENTS

RECENT AND PENDING ACQUISITIONS

  During the third quarter ended September 30 1997, the Company acquired 13 Office Properties with a total of approximately 1.4 million net rentable square feet for total acquisition costs of approximately $165.2 million.

  On October 22, 1997, the Company acquired 15 office properties in suburban Philadelphia containing approximately 904,207 square feet, rights to acquire additional land that can accommodate approximately 1.1 million square feet of future office development, and the management infrastructure and personnel of the seller, Terramics (the "Terramics Portfolio"). Under the terms of the acquisition agreement, the Company acquired all of the outstanding ownership interests in Terramics and its affiliated entities for an aggregate purchase price, including closing costs, of approximately $134.4 million, including $13.8 million in assumed debt, $106.3 million in cash, and $14.3 million in units of limited partnership interest in the Operating Partnership ("Units").

  On November 13, 1997, the Company acquired two office properties in San Diego, California containing 89,755 net rentable square feet for total acquisition costs of $14.5 million, and an adjacent development parcel that can support approximately 41,000 net rentable square feet of office development.

  The Company also has agreements to acquire three additional office properties in Los Angeles, California and Denver, Colorado, with an aggregate of 279,460 net rentable square feet for total acquisition costs of $38.7 million, and six industrial properties in San Jose, California with an aggregate of 382,234 net rentable square feet for total acquisition costs of $27.0 million. The Company anticipates financing these acquisitions with borrowings under its line of credit or other credit facilities.

FINANCING ACTIVITIES

  The Company has received a preliminary indication of terms to modify its existing $150.0 million line of credit to increase the aggregate borrowing limit to $300.0 million, convert the facility from a collateralized to an unsecured loan and reduce the interest rate from LIBOR plus 175 basis points to LIBOR plus 137.5 basis points, with further decreases available upon achievement of certain credit ratings. These preliminary terms also indicate that the maturity date on the modified line of credit will be extended from October 1999 to three years from closing of the proposed modification.

  On July 29, 1997, the Company closed on a secured credit facility with an affiliate of Lehman Brothers Inc. ("Lehman") providing for collateralized financing of up to $120.0 million (the "New Acquisition Loan") to fund the acquisition of properties and to repay amounts outstanding under the Company's existing $150.0 million line of credit. The New Acquisition Loan currently is collateralized by sixteen properties, bears interest at a rate of LIBOR plus 125 basis points and will mature on August 29, 1998. As of September 30, 1997, the Company had drawn the entire $120.0 million available under the New Acquisition Loan. The Company has received a non-binding indication of terms from an affiliate of Lehman to convert a substantial portion of the New Acquisition Loan to a seven year permanent loan. In anticipation of converting the New Acquisition Loan into a permanent credit facility, the Company has entered into two interest rate hedge agreements in the aggregate notional amount of $110.0 million. Pursuant to these hedge agreements, the Company has fixed its base cost of seven year funds at an average of 6.25% (before adding the applicable spread).

  On October 6, 1997, the Company closed on a $133.0 million credit facility (the "Terramics Bridge Loan"), primarily to fund the acquisition of the Terramics Portfolio. The Terramics Bridge Loan is unsecured, bears interest at LIBOR plus 175 basis points and will mature in April 1998. The Company has an option to extend the Terramics Bridge Loan until April 1999, under certain circumstances. As of October 22, 1997, the entire loan amount had been funded. The Company expects to repay the Terramics Bridge Loan in part from proceeds of this Offering and in part from a $60.0 million loan it anticipates receiving from Connecticut General Life Insurance Company ("CIGNA"), which would be collateralized by 11 of the Terramics Portfolio properties. The Company has received a commitment from CIGNA for a six year loan at a rate of 6.80% and anticipates closing the loan from CIGNA on or about November 30, 1997.

  While the Company expects that its existing line of credit will be modified, that it will close the CIGNA loan and that the New Acquisition Loan will be converted into a permanent credit facility, there can be no assurances as to whether or when these financings will occur. See "Risk Factors--Real Estate Financing Risks" in the accompanying Prospectus.

                                USE OF PROCEEDS

  The net cash proceeds to the Company from the sale of the Common Shares offered hereby are estimated to be approximately $149.1 million (approximately $171.6 million if the Underwriter's over-allotment option is exercised in full), after deducting the estimated expenses of $900,000 payable by the Company. The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Common Shares offered hereby to the Operating Partnership in exchange for an equal number of Units. The Operating Partnership will use the proceeds to repay indebtedness incurred in connection with the acquisitions of certain properties under its $150 million line of credit, which currently matures in October 1999, and the Terramics Bridge Loan, which currently matures in April 1998. As of October 31, 1997, these borrowings had a weighted average annual interest rate of 7.41%. Pending such application, the Company may invest the net proceeds in short-term investments such as commercial paper, government securities or money market funds that invest in government securities.

             PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

  The Common Shares began trading on the NYSE on October 17, 1996, under the symbol "PP." On November 18, 1997, the last reported sales price per Common Share on the NYSE was $26.75. There were approximately 200 holders of record of the Common Shares on November 18, 1997. The table below sets forth the quarterly high and low sales price per Common Share reported on the NYSE and the distributions declared by the Company with respect to each such period.

                                                                  DISTRIBUTION
                                                                   PER COMMON
   QUARTER ENDED                                  HIGH     LOW       SHARE
   -------------                                 ------- -------- ------------
   December 31, 1996 (from October 17, 1996).... $25 1/8 $20 1/2      $.31(1)
   March 31, 1997............................... $28 1/4 $24 5/8      $.40
   June 30, 1997................................ $26 3/8 $23          $.40
   September 30, 1997........................... $29 3/4 $24 3/16     $.40
   December 31, 1997 (through November 18,
    1997)....................................... $29 5/8 $25 3/8       (2)

--------
(1) The Company made a distribution of $.31 per Common Share on January 17, 1997 for the period from October 22, 1996 (the closing of the Company's initial public offering) through December 31, 1996, which is approximately equivalent to a quarterly distribution of $.40 and an annual distribution of $1.60 per Common Share.
(2) The Company anticipates that the record date for the fourth quarter dividend will be December 16, 1997.

  Future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Funds from Operations of the Company, its financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, (the "Code") and such other factors as the Board of Trustees deems relevant. See "Risk Factors--Changes in Policies Without Shareholder Approval" in the accompanying Prospectus.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997, on an historical and as adjusted basis to give effect to
(i) all Property acquisitions completed subsequent to September 30, 1997, and the current borrowings under the Mortgage Loan and the New Acquisition Loan incurred in connection therewith and (ii) completion of the Offering, the application of the assumed net proceeds therefrom and the completion of the pending acquisitions. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the combined financial statements of the Company and notes thereto incorporated herein by reference.

                                                       SEPTEMBER 30, 1997
                                                         (IN THOUSANDS)
                                                     ------------------------
                                                     HISTORICAL   AS ADJUSTED
                                                     ----------   -----------
DEBT................................................  $432,641(1) $  478,973(1)
MINORITY INTEREST...................................    57,955        72,484
SHAREHOLDERS' EQUITY:
  Common Shares, $.01 par value per share;
   100,000,000 authorized; 26,289,053 issued and
   outstanding on a historical basis and 32,289,053
   issued and outstanding as adjusted(2)............       263           323
  Preferred Shares, $.01 par value per share,
   20,000,000 authorized, no shares issued or
   outstanding......................................       --            --
  Additional paid-in capital........................   457,892       606,748
  Distribution in excess of accumulated earnings....    (4,087)       (4,087)
                                                      --------    ----------
    Total shareholders' equity......................   454,068       602,984
                                                      --------    ----------
    Total capitalization............................  $944,664    $1,154,441
                                                      ========    ==========

--------
(1) Excludes the Company's pro rata share of $140.0 million of indebtedness of the partnership that leases the Broadmoor Austin Properties. For more detailed information on the operations and accounts of Broadmoor Austin, refer to Note 6 to the Company's and the Predecessor Company's financial statements incorporated by reference herein.
(2) Outstanding Common Shares do not include Common Shares reserved for issuance upon (i) the possible exchange of 3,295,995 and 3,826,057 Units issued and outstanding on an historical and as adjusted basis, respectively and (ii) the exercise of 2,250,937 options granted pursuant to the 1996 Share Incentive Plan.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  This discussion supplements the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations." In the opinion of Hunton & Williams, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable year ended December 31, 1996, and the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT for its taxable year ending December 31, 1997, and future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are set out in the federal income tax opinion that will be delivered by Hunton & Williams at the closing of the Offering. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify" in the accompanying Prospectus.

                                 UNDERWRITING

  Subject to the terms and conditions contained in an Underwriting Agreement (the "Underwriting Agreement") the Company has agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase from the Company, 6,000,000 Common Shares.

  Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Common Shares offered hereby, if any are taken.

  The Underwriter proposes to offer the 6,000,000 Common Shares included in the Offering from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the Underwriter. In connection with the sale of the 6,000,000 Common Shares included in the Offering, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts. The Underwriter may effect such transactions by selling Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or the purchasers of such Common Shares for whom they may act as agents or to whom they may sell as principal.

  The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to an additional 900,000 Common Shares, solely to cover over-allotments, if any.

  The Company has agreed that, for a period of 90 days from the date of this Prospectus Supplement, it will not, directly or indirectly, offer for sale, contract to sell, sell or otherwise dispose of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares in an underwritten offering to the public (other than the shares offered hereby and any Units or Common Shares that may be issued in connection with any acquisition of a property or business), or sell or grant options, rights or warrants with respect to any Common Shares (except pursuant to a customary compensation arrangements and employee benefit plans) without the prior written consent of the Underwriter. Each of the officers, Trustees and affiliates of the Company who acquired Units in connection with the organization of the Company and related transactions has entered into agreements with the Underwriter providing that, subject to certain exceptions, such holders of Units will not sell any Units prior to October 22, 1998, without the consent of the Company and Lehman.

  The Company and the Operating Partnership have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

  The Underwriter and certain of its affiliates have from time to time performed, and may continue to perform in the future, various investment banking and commercial services for the Company, for which they received customary compensation. In February 1997, an affiliate of Lehman made a mortgage loan to the Company in the aggregate principal amount of $180.1 million for which the Company paid fees of approximately $1.8 million. In April 1997, the Company reached an agreement with an affiliate of Lehman to provide the New Acquisition Loan, with an aggregate principal balance of up to $120 million. On July 29, 1997, the Company closed on the New Acquisition Loan with initial borrowings of $51.9 million and has since drawn the full $120 million.

  The Common Shares are listed on the NYSE under the symbol "PP."

                                 LEGAL MATTERS

  The legality of the Common Shares offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, and for the Underwriters by Rogers & Wells, New York, New York. Hunton & Williams and Roger & Wells will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

  The consolidated and combined financial statements of the Company as of December 31, 1996, and the period from October 22, 1996 (inception of operations) through December 31, 1996, and the Company's predecessors as of December 31, 1995, and for the period January 1, 1996 through October 21, 1996, and the years ended December 31, 1995 and 1994, incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996, and the combined statements of revenue and certain operating expenses included in the Company's Current Reports on Form 8-K/A, dated December 31, 1996 and April 2, 1997, and the Company's Current Report on Form 8-K dated October 22, 1997, and the Company's Registration Statement on Form S-11, dated April 29, 1997, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

PROSPECTUS

                           PRENTISS PROPERTIES TRUST

                                 $550,000,000

                     COMMON SHARES OF BENEFICIAL INTEREST

                    PREFERRED SHARES OF BENEFICIAL INTEREST

                              ------------------

  Prentiss Properties Trust (together with its subsidiaries, the "Company") may offer from time to time in one or more series hereunder (i) its Common Shares of Beneficial Interest, $.01 par value per share ("Common Shares"), and
(ii) its Preferred Shares of Beneficial Interest, $.01 par value per share ("Preferred Shares") having an aggregate public offering price not to exceed $550,000,000, on terms to be determined at the time of sale. The number of Preferred Shares and Common Shares offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series and in amounts, at prices and on terms to be determined at the time of sale and set forth in the applicable Prospectus Supplement. The Company's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "PP."

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Shares, the aggregate number of shares offered, the initial public offering price and other terms thereof; (ii) in the case of Preferred Shares, the specific designation and stated value, the number of shares or fractional interests therein, any dividend, liquidation preference, redemption, sinking fund, voting and other rights, the terms for conversion into or exchange for other securities, if any, including terms of any securities into or for which they are convertible or exchangeable, and other terms thereof, the initial public offering price and any securities exchange listings; and (iii) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities.

  The applicable Prospectus Supplement will also contain information, where applicable, concerning material United States federal income tax considerations and information relating to the listing on a securities exchange of the Offered Securities covered thereby.

  See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in the Offered Securities.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

                              ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIESAND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 24, 1997.

  CERTAIN PERSONS PARTICIPATING IN THE SECURITIES OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING PURCHASES OF THE OFFERED SECURITIES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE OFFERED SECURITIES TO COVER SOME OR ALL OF SHORT POSITIONS IN THE OFFERED SECURITIES MAINTAINED BY THE RESPECTIVE UNDERWRITERS OF THE SECURITIES OFFERINGS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                          FORWARD-LOOKING STATEMENTS

  This Prospectus, any Prospectus Supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events, the future financial performance of the company, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or industry to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Prospective investors should specifically consider the various factors identified in the Prospectus, any Prospectus Supplement, and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors." The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                  THE COMPANY

  The Company is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. The Company operates through Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership"), of which a subsidiary of the Company is the sole general partner and in which it owns an approximately 89% interest, and through Prentiss Properties Limited, Inc., and its affiliates (the "Manager").

  As of October 16, 1997 the Company owned interests in a diversified portfolio of 137 office and industrial properties (the "Properties") containing approximately 14.7 million net rentable square feet. The Properties are located in 15 major U.S. markets and consist of 62 office buildings containing approximately 7.5 million net rentable square feet and 75 industrial buildings containing approximately 7.2 million net rentable square feet. As of September 30, 1997, the Office Properties were approximately 95% leased to 556 tenants, and the Industrial Properties were approximately 95% leased to 151 tenants. The Company manages approximately 45.8 million square feet in 389 office and industrial properties that are owned by the Company and by third parties, and that are leased to approximately 2,700 tenants.

  The Company is a Maryland real estate investment trust. Its executive offices are located at 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, and its telephone number is (214) 654-0886.

                                 RISK FACTORS

  An investment in the Offered Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase the Offered Securities.

RELIANCE ON MAJOR TENANT

  On a pro forma basis for the year ended December 31, 1996, the Company's largest tenant, International Business Machines Corporation ("IBM"), accounted for approximately 10.6% of the total base rent (the "Total Base Rent") in 1996, from the Properties owned at September 30, 1997 (assuming such properties were owned by the Company since January 1, 1996). The Company has two leases with IBM, one of which expires in 2009 and the other in 2006. The Company would be adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, any major tenant which resulted in a failure or delay in the tenant's rent payments.

GEOGRAPHIC CONCENTRATIONS

  Properties and properties which the Company currently has plans to acquire that provide 16%, 10% and 10% of the Company's 1996 Total Base Rent are located in the Dallas, Texas, suburban Maryland and suburban Philadelphia areas, respectively. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect the Company's cash available for distribution. The Company's financial performance and its ability to make distributions to shareholders are, therefore, particularly sensitive to the economic conditions in these markets. The Company's revenues and the value of its properties (including the properties to be acquired) may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing commercial properties).

RISKS ASSOCIATED WITH ACQUISITION, REDEVELOPMENT, DEVELOPMENT AND CONSTRUCTION

  The Company intends to acquire office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

  The Company intends to continue redevelopment, development and construction of office and industrial buildings in accordance with the Company's growth policies. Risks associated with the Company's redevelopment, development and construction activities may include: abandonment of redevelopment or development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for redevelopment or development of a property; permanent financing may not be available on favorable terms to replace a short-term acquisition or construction loan and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new redevelopment or development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Redevelopment or development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

REAL ESTATE INVESTMENT RISKS

  General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties or any properties acquired in the future do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its shareholders will be adversely affected.

  The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the amount of available net rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

  Tenant Defaults and Bankruptcy. A significant portion of the Company's income is and will be derived from rental income on its properties, and consequently, the Company's distributable cash flow and ability to make expected distributions to shareholders would be adversely affected if a significant number of tenants of these properties failed to meet their lease obligations. At any time, a tenant at any such property may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease and thereby cause a reduction in the Company's cash flow and the amounts available for distributions to its shareholders. No assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's cash flow and the amounts available for distributions to its shareholders may be adversely affected.

  Operating Risks. The Properties, including properties to be acquired in the future, are and will be subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. These properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the tenants at these properties generally are obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its Properties, the Company's ability to make distributions to shareholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.

  Risks of Non-Renewal of Leases and Non-Reletting of Space. The Company is and will be subject to the risk that upon expiration of leases for space located in the Properties, including properties that may be acquired, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the costs of required renovations) may be less favorable than current lease terms. Leases on a total of approximately 3% and 16% of the total net rentable square feet in the Properties and properties which the Company currently has plans to acquire will expire in the remainder of 1997 and in 1998, respectively. The Company has established initial and annual reserves for renovation and reletting expenses, which take into consideration its views of both the current and expected business conditions in the appropriate markets, but no assurance can be given that these reserves will be sufficient to cover such expenses. If the Company were unable to relet promptly or renew the leases for a particular property or properties, if the rental rates upon such renewal or reletting were significantly lower than expected rates or if its reserves for these purposes proved inadequate, then the Company's cash flow and ability to make expected distributions to shareholders may be adversely affected.

  Competition. Numerous office and industrial properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer or better located than the Company's Properties and the owners of those properties may be better capitalized and have access to greater financial resources than the Company.

  Possible Environmental Liabilities. Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral or diminish the value of that property. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of the Properties, the Company may be potentially liable for any such costs. Phase I environmental site assessments ("ESAs") have been obtained on all of the Properties, and will be obtained on all of the properties acquired in the future, prior to their acquisition. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. For a number of the Properties, the Phase I ESAs referenced prior Phase II ESAs obtained on such Properties. Phase II ESAs generally involve more invasive procedures than Phase I ESAs, such as soil sampling and testing or the installation and monitoring of groundwater wells.

  Certain land (the "Plant Site") in the vicinity of and underlying the Los Angeles Industrial Properties, was formerly the site of a synthetic rubber manufacturing plant (the "Plant") owned by the United States Government and subsequently owned or operated by numerous companies, including Shell Oil Company ("Shell") and Dow Chemical Company ("Dow"). During the operation of the Plant, wastes were disposed of in pits and ponds located south of the Properties (the "Plant Site Affected Area").

  On September 25, 1997, the Company was notified that an undefined area, which may or may not include the Los Angeles Industrial Properties, associated with the operation of the Plant will be listed on the National Priorities List (the "NPL") effective October 27, 1997. At this time, the EPA has not indicated the precise boundaries of the NPL site. The Company is currently evaluating the legal basis for challenging the listing. All past and present owners of the land underlying the Los Angeles Industrial Properties, including the United States Government, Dow, Shell and the former owner, LAPCO Industrial Parks ("LAPCO"), from whom the Company purchased the Los Angeles Industrial Properties, are Potentially Responsible Parties for the investigation and remediation of the Plant Site. Shell has agreed to (i) indemnify and hold harmless any successor of LAPCO, including the Company and any subsequent purchasers, tenants and lenders, from any liability relating to clean up or remediation costs for the Plant Site or for any contamination resulting from the Plant Site, and (ii) indemnify and hold harmless LAPCO and any successor of LAPCO, including the Company, from any liability arising out of any third party tort claims for personal injury or property damage.

  Except as noted above, the ESAs have not revealed any environmental condition, liability or compliance concern that the Company believes could have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. It is possible that the ESAs relating to any one of the Properties or the properties to be acquired do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at such property after the related ESA report was completed of which the Company is otherwise unaware.

  Effect of Americans with Disabilities Act Compliance on Cash Flow and Distributions. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties and properties it has contracted to acquire are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Company were required to make unanticipated expenditures to comply with the ADA, the Company's cash flow and the amounts available for distributions to its shareholders may be adversely affected.

  Changes in Laws. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to shareholders. The Properties also are subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties and the properties it currently has plans to acquire are now in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

  Uninsured Loss. The Company carries and will carry comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to the Properties and the properties that it will acquire with policy specifications and insured limits customarily carried for similar properties. The Company intends to carry similar insurance policies on the properties it acquires in the future. There are, however, certain types of losses (such as from wars or earthquakes in properties located outside of California) that may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its capital invested in a property, as well as the anticipated future revenue from such property, and would continue to be obligated on any mortgagee indebtedness or other obligations related to the property. Any such loss could adversely affect the business of the Company, its financial condition and its results of operations.

  Risks Involved in Property Ownership Through Partnerships and Joint Ventures. The Company, through the Operating Partnership, owns a 49.9% general partnership interest in the Broadmoor Austin Partnership, which leases the Broadmoor Austin Office Properties in Austin, Texas. Through this general partnership interest, the Company acts as managing partner and has the sole authority to conduct the business and affairs of the Broadmoor Austin Partnership subject to certain limitations. Affiliates of the Company's predecessors own a 0.1% interest in the Broadmoor Austin Partnership, which the Company will have an option to acquire beginning October 23, 1997. IBM, the tenant leasing 100% of the space at the Property, owns the remaining 50% interest in the Broadmoor Austin Partnership.

  The Company may also participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

  In addition, the Company may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture and, therefore, will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture.

  Risks Associated With Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such liquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a REIT to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders.

REAL ESTATE FINANCING RISKS

  Variable Rate Debt. The Company has incurred and may incur in the future indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect the Company's cash flow and the amounts available for distributions to its shareholders. The Company has entered into two interest rate hedge agreements covering $110 million of its outstanding indebtedness. Pursuant to these hedge agreements, the Company has fixed its cost of seven year funds (before adding the spread) at an average of 6.25%.

  Debt Financing and Potential Adverse Effects on Cash Flows and Distributions. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to pay distributions at expected levels and meet required payments of principal and interest, the risk that indebtedness on the Properties (which will not have been fully amortized at maturity in all cases) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, the Company expects that its cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect the Company's cash flow and the amounts available for distributions to its shareholders. If a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

  Construction Loans, Bridge Loans and Risks Associated with Sale or Foreclosure. If new developments are financed through construction loans or if acquisitions are financed with short-term bridge loans in anticipation of later, permanent financing, there is a risk that upon completion of construction or the maturity of the bridge loans, permanent financing may not be available or may be available only on disadvantageous terms. In the event that the Company is unable to obtain permanent financing for a property on favorable terms, it could be forced to sell such property at a loss or the property could be foreclosed upon by the lender and result in loss of income and asset value to the Company.

RISK THAT PENDING ACQUISITIONS WILL NOT CLOSE

  The Company's acquisition contracts generally are subject to customary closing conditions and may be subject to other conditions as well. Therefore, there can be no assurances that the Company will complete a contemplated acquisition. To the extent that the Company plans to use the proceeds from the sale of Offered Securities to fund an acquisition, and the Company does not complete the contemplated acquisition for whatever reason, the net proceeds from the offering designated for the completion of such acquisition will have no specific designated use. There can be no assurance that the Company will be able to apply any such net proceeds towards acquisitions that meet the Company's acquisition criteria. If the Company is unable to close the acquisition of a significant number of contemplated acquisitions and is unable to locate additional available acquisitions, the Company's ability to increase distributable cash flow per share would be adversely affected.

RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW PROPERTIES AND LACK OF OPERATING HISTORY

  The Company's ability to manage its growth effectively will require it to integrate successfully its new acquisitions into its existing management structure. Many of the Properties have relatively short or no operating history under management by the Company or the Company's predecessors and their affiliates prior to their acquisition by the Company. The Company has had limited control over the operation of these buildings and buildings that will be acquired in the future, and such properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential. The operating performance of acquired properties may decline under the Company's management.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT, STAGGERED BOARD AND POWER TO ISSUE ADDITIONAL SHARES

  Potential Effects of Ownership Limitation. For the Company to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made).

  To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, authorizes the trustees to take such actions as are necessary and desirable to preserve its qualification as a REIT and to limit any person to direct or indirect ownership of no more than 8.5% of the number of outstanding Common Shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding Common Shares, and no more than 9.8% of the number of outstanding Preferred Shares of any series (the "Ownership Limitation"). The Board of Trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of Common Shares to a minimum of 9.8% upon an increase in the number of outstanding Common Shares or a reduction of the number of Common Shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the Ownership Limitation applicable to other shareholders with respect to the Common Shares will be increased proportionately to a maximum of 9.8% of the number of outstanding Common Shares. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The foregoing restrictions on transferability and ownership will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to continue to qualify as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

  The Ownership Limit may have the effect of delaying, inhibiting or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interests of the shareholders. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

  Potential Effects of Staggered Board. The Company's Board of Trustees is divided into three classes, with only a portion of the Board standing for election at each annual meeting. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders.

  Potential Effects of Issuance of Additional Shares. The Company's Declaration of Trust authorizes the Board of Trustees to (i) amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company has the authority to issue, (ii) cause the Company to issue additional authorized but unissued Preferred or Common Shares and (iii) classify or reclassify any unissued Common or Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Shares of Beneficial Interest." Although the Board of Trustees has no such intention to do so at the present time, it could establish a class or series of shares of beneficial interest that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. The Declaration of Trust and Bylaws of the Company also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders.

TAX RISKS

  Failure to Qualify as a REIT. The Company has operated and intends to continue to operate so as to continue to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it will receive at the closing of the sale of Offered Securities made pursuant to this Prospectus an opinion of its counsel that, based on certain assumptions and representations, it has qualified and will continue to so qualify. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Because the Company has a limited history of operating so as to qualify as a REIT, there can be no assurance that the Company will do so successfully. See "Federal Income Tax Considerations--Taxation of the Company."

  If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Although the Company intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the consent of shareholders holding at least two-thirds of all the outstanding Common Shares, to revoke the REIT election. See "Federal Income Tax Considerations."

  REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to avoid corporate income taxation of the earnings that it distributes, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

  The Company has made and intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership, and the cash available for distribution by the Company to its shareholders consists of its share of cash distributions from the Operating Partnership. Differences in timing between
(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

  Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Negative Impact on REIT Status. Although the Company has not requested, and does not expect to request, a ruling from the Service that the Operating Partnership and each of its Noncorporate Subsidiaries (as defined in "Federal Income Tax Considerations") have been and will continue to be classified as partnerships for federal income tax purposes, the Company will receive at the closing of the sale of Offered Securities made pursuant to this Prospectus an opinion of its counsel stating that the Operating Partnership and each Noncorporate Subsidiary will be classified as partnerships, and not as corporations or associations taxable as corporations for federal income tax purposes. If the Service were to challenge successfully the tax status of the Operating Partnership or a Noncorporate Subsidiary as a partnership for federal income tax purposes, the Operating Partnership or such Noncorporate Subsidiary would be taxable as a corporation. In such event, the Company likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership to the Company and its shareholders. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership and Noncorporate Subsidiaries."

CONFLICTS OF INTERESTS IN THE BUSINESS OF THE COMPANY

  Risk of Differing Objectives Between Prentiss Principals and the Company Upon Sale, Refinancing or Prepayment of Indebtedness of Properties. Messrs. Prentiss, August and DuBois (the "Prentiss Principals"), who are senior executive officers of the Company, and their affiliates may have unrealized taxable gain associated with their Units. Because the Prentiss Principals may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain properties that were contributed to the Operating Partnership by the Prentiss Principals, the Prentiss Principals and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. While the Company (through the General Partner) has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, the Prentiss Principals through their status as senior executives and/or Trustees of the Company and those members of the Company's management and Board of Trustees who directly or indirectly hold Units (i.e., the Prentiss Principals) may influence the Company not to sell, or refinance or prepay the indebtedness associated with, certain Properties even though such event might otherwise be financially advantageous to the Company, or may influence the Company to refinance certain Properties with a high level of debt. The Company has agreed that it will not dispose of The Plaza on Bachman Creek Property prior to December 31, 1999, unless such disposition is structured as a tax-deferred like-kind exchange under Section 1031 of the Code.

  Risks That Policies with Respect to Conflicts of Interests May Not Eliminate Influence of Conflicts. The Company has adopted certain policies intended to minimize conflicts of interest, including a bylaw provision requiring all transactions in which executive officers or trustees have a conflicting interest to that of the Company to be approved by a majority of the Trustees of the Company that are not affiliated with any affiliate of the Company (the "Independent Trustees") or by the holders of a majority of the Common Shares held by disinterested shareholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. The Company's Declaration of Trust includes a provision permitting each individual Trustee, including each Independent Trustee, to engage in the type of business activities conducted by the Company without first presenting any investment opportunities to the Company, even though such investment opportunities may be within the scope of the Company's investment policies.

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL; NO LIMITATION ON DEBT

  The investment, financing, borrowing and distribution policies, of the Company and its policies with respect to all other activities, including growth, capitalization and operations, will be determined by the Board of Trustees. The Board of Trustees has adopted a policy limiting the Company's total combined indebtedness plus its pro rata share of Joint Venture Debt to 50% or less of the Company's total market capitalization (the "Debt Limitation"), but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Although the Company's Board of Trustees has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Offered Securities.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of its executive officers, particularly Messrs. Prentiss and August. The loss of their services could have an adverse effect on the operations of the Company. Each of Messrs. Prentiss and August have entered into an employment agreement with the Company. Certain assets of the Company's predecessors were not contributed to the Company in the Formation Transactions and certain of the executive officers of the Company, including Messrs. Prentiss and August, may devote some of their management time towards those excluded assets.

CONTROL OF MANAGEMENT

  None of the trustees or officers of the Company is selling any Offered Securities in the offerings made pursuant to this prospectus. As of September 30, 1997, management of the Company as a group beneficially owned approximately 11% of the total issued and outstanding Common Shares and Units (which, except under certain circumstances, will not be exchangeable by the holders for cash or, at the election of the General Partner, Common Shares on a one-for-one basis until October 23, 1998). The Company currently expects that the General Partner would elect to exchange such Units for Common Shares. Mr. Prentiss serves as Chairman and Chief Executive Officer of the Company. Mr. August serves as President and Chief Operating Officer of the Company. Mr. DuBois serves as Executive Vice President and Managing Director--Southwest Region of the Company. In addition, Messrs. Prentiss and August serve as Trustees of the Company. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and may in the future have a substantial influence on the outcome of any matters submitted to the Company's shareholders for approval if all of their Units are exchanged for Common Shares. See "Risk Factors--Conflicts of Interests in the Formation Transactions and the Business of the Company."

RISKS OF THIRD-PARTY PROPERTY MANAGEMENT, LEASING, DEVELOPMENT AND CONSTRUCTION BUSINESS AND RELATED SERVICES

  Risks Associated With Termination of Management and Leasing Contracts. The Company, through the Operating Partnership and the Manager, engages in the business of management, leasing, development and construction of properties owned by third parties. Risks associated with these activities include the risk that the related contracts (which are typically cancelable upon 30-days notice or upon certain events, including sale of the property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management, leasing and development fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed, leased or developed by the Company, resulting in decreased management or leasing fee income.

  Adverse Consequences of Lack of Control Over the Business of the
Manager. The capital stock of the Manager is divided into two classes: voting common stock, all of which is owned by Mr. Prentiss, and nonvoting common stock, all of which is held by the Company, through the Operating Partnership. The voting common stock and the nonvoting common stock represent 5% and 95%, respectively, of the ownership interests in the Manager. Mr. Prentiss, as the holder of all of the Manager's voting common stock, has the ability to elect the directors of the Manager. The Company is not able to elect directors and, therefore, is not able to influence the day-to-day management decisions of such entity. As a result, the board of directors and management of the Manager may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's net operating income and cash flow.

POSSIBLE ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

  One of the factors that influences the market price of the Common Shares in public markets is the annual distribution rate on the Common Shares and the effective yield on an investment in the Common Shares. An increase in market interest rates may lead prospective purchasers of the Common Shares to bid down the market price of the Common Shares in order to increase the effective yield from future distributions.

POSSIBLE ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE SALE ON PRICE OF COMMON SHARES

  Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. In the Formation Transactions, the Company placed 1,879,897 Common Shares with certain former limited partners of the Operating Partnership (the "Continuing Investors") and 3,295,995 Units with the certain companies and partnerships affiliated with the Company's predecessors. The Continuing Investors are not permitted to offer, sell, contract to sell or otherwise dispose of their Common Shares, except in certain circumstances, until October 22, 1997 (the first anniversary of the closing of the IPO). The Prentiss Principals are not permitted to offer, sell, contract to sell or otherwise dispose of Units, except in certain circumstances, until October 22, 1998. At the conclusion of such periods, the Common Shares held by the Continuing Investors and upon the subsequent exchange of Units, the Common Shares held by the Prentiss Principals received therefor may be sold in the public market pursuant to shelf registration statements which the Company is obligated to file on behalf of the Continuing Investors and the Prentiss Principals, or pursuant to any available exemptions from registration.

  Options to purchase a total of 2,038,438 Common Shares have been granted to certain executive officers, employees and trustees of the Company. No prediction can be made about the effect that future sales of Common Shares will have on the market prices of shares.

                                USE OF PROCEEDS

  The Company will contribute the net proceeds of any sale of Offered Securities to the Operating Partnership in exchange for additional Units of partnership interest. Unless otherwise set forth in the applicable Prospectus Supplement, such net proceeds will be used by the Company and the Operating Partnership for general corporate purposes, which may include the acquisition of additional properties, portfolios of properties, or management companies, repayment of indebtedness, and making improvements to properties.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's (or the Company's predecessors') consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 1997, and for each of the last five fiscal years. There were no Preferred Shares outstanding for any of the periods shown below. Accordingly, the ratio of earnings to fixed charges and Preferred Share dividends is identical to the ratio of earnings to fixed charges. The Company data from the period prior to the IPO and the commencement of its intent to qualify as a REIT on October 22, 1996, reflects the operations of the Company's predecessors.

                                    THE COMPANY                       PREDECESSOR COMPANY
                         --------------------------------- ------------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------------
                          SIX MONTHS
                             ENDED     OCTOBER 22, 1996 TO JANUARY 1, 1996 TO
                         JUNE 30, 1997  DECEMBER 31, 1996   OCTOBER 21, 1996  1995    1994    1993    1992
                         ------------- ------------------- ------------------ ------  ------  ------  -----
Ratio of earnings to
 fixed charges..........     3.19x            7.90x               1.80x         3.57x   3.30x   2.98x    (1)

--------
(1) For the year ended December 31, 1992, the Company's predecessors' earnings were inadequate to cover fixed charges by $3,176,000.

  The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of line of credit fees and loan commitment fees.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

  The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares and 20,000,000 Preferred Shares. At September 30, 1997, there were 26,289,053 Common Shares issued and outstanding and no Preferred Shares issued and outstanding.

  The following information with respect to the shares of beneficial interest of the Company is subject to the detailed provisions of the Company's Declaration of Trust and Amended and Restated Bylaws as currently in effect. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of such Declaration of Trust and Bylaws.

  As a Maryland REIT, the Company is subject to various provisions of the Maryland General Corporation Law (the "MGCL") and Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

  All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust (as defined below), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay quarterly dividends to its shareholders.

  The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Shares, the holders of such Common Shares exclusively possess all voting power. The Declaration of Trust does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of beneficial interest issued will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

  Pursuant to the Maryland REIT Law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares of the Company);
(b) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (c) the termination of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

  The Transfer Agent for the Common Shares is First Chicago Trust Company of New York. The Common Shares are traded on the NYSE under the symbol "PP." The Company will apply to the NYSE to list the additional shares of Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED SHARES

  Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The Board could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of delaying, deferring or preventing a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then-market-price of such Common Shares.

  The Preferred Shares will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Shares offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Shares and the number of shares offered; (ii) the price at which such shares will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series;
(v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

  The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Shares, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Shares and, in all cases, will be senior to the Common Shares.

  Dividend Rights. Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Shares. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

  If the applicable Prospectus Supplement so provides, as long as any Preferred Shares are outstanding, no dividends will be declared or paid nor will any distributions be made on the Common Shares, other than a dividend payable in Common Shares, unless the accrued dividends on each series of Preferred Shares have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Shares.

  If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with such series of Preferred Shares, all dividends declared upon such series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Shares and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of Preferred Shares and such other series bear to each other.

  Each series of Preferred Shares will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Shares will be entitled to participate in the earnings or assets of the Company.

  Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends if such liquidation, dissolution or winding up is involuntary, or may equal the current redemption price per share (otherwise than for the sinking fund, if any provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Shares of any series and any other shares of beneficial interest of the Company ranking as to any such distribution on a parity with such series of Preferred Shares are not paid in full, the holders of Preferred Shares of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Shares to participate in the assets of the Company remaining after the holders of other series of Preferred Shares have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of the Company will be described in the Prospectus Supplement relating to such series.

  Redemption. A series of Preferred Shares may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Shares which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

  If, after giving notice of redemption to the holders of a series of Preferred Shares, the Company deposits with a designated bank funds sufficient to redeem such Preferred Shares, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Shares.

  Except as indicated in the applicable Prospectus Supplement, the Preferred Shares are not subject to any mandatory redemption at the option of the holder.

  Sinking Fund. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

  Conversion Rights. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, on which shares of that series are convertible into Common Shares or another series of Preferred Shares. The Preferred Shares will have no preemptive rights.

  Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, or except as expressly required by Maryland law, a holder of Preferred Shares will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, in the event the Company issues full shares of any series of Preferred Shares, each such share will be entitled to one vote on matters on which holders of such series of Preferred Shares are entitled to vote.

  Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of Preferred Shares will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Shares will send notices to shareholders of any meetings at which holders of Preferred Shares have the right to vote on any matter.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

  The Declaration of Trust authorizes the Board of Trustees to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more series. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise might be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, no more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than its 1996 taxable year), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than its 1996 taxable year). See "Federal Income Tax Considerations--Requirements for Qualification."

  Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% of the number of outstanding Common Shares (other than Mr. Prentiss, who currently may own up to 15% of the number of outstanding Common Shares) or more than 9.8% of the number of outstanding Preferred Shares of any series (the "Ownership Limitation"). The Board of Trustees may, but is not required to, decrease the ownership limit applicable to Mr. Prentiss' ownership of Common Shares to a minimum of 9.8% upon (i) an increase in the number of outstanding Common Shares or (ii) a reduction of the number of Common Shares owned, directly or indirectly, by Mr. Prentiss. Upon any such adjustment, the Ownership Limitation applicable to other shareholders with respect to the Common Shares will be increased proportionately to a maximum of 9.8% of the number of outstanding Common Shares. Any transfer of Common or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Company's outstanding shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares (each, a "Prohibited Transfer").

  Subject to certain exceptions described below, Common or Preferred Shares that are the subject of a Prohibited Transfer will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Shares. The record holder of the Common or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Shares to the Company for registration in the name of the Share Trust. The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

  Shares-in-Trust will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such Common or Preferred Shares as Shares-in-Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date for which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported on The Nasdaq National Market or, if such system is no longer in use, the principal automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Share Trust, is required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common and Preferred Shares, within 30 days after January 1 of each year, to provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation generally will not apply to the acquisition of Common or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

  The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

  All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Offered Securities. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations (except to the extent described below), financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States (except to the extent described below) subject to special treatment under the federal income tax laws.

  The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  The Company revoked its election to be taxed as a pass-through entity under Subchapter S of the Code on the day prior to the closing of its IPO. The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year beginning on the date of revocation of its S election and ended on December 31, 1996. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company has or will remain so qualified.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

  Hunton & Williams has acted as counsel to the Company in connection with the IPO, the preparation of this Registration Statement and Prospectus, and the Company's election to be taxed as a REIT. Prior to issuing Offered Securities, the Company expects to obtain an opinion of Hunton & Williams that the Company qualified for taxation as a REIT for its short taxable year ended December 31, 1996, and that the Company's organization and proposed method of operation will enable it to continue to qualify to be taxed as a REIT for its taxable year ending December 31, 1997, and future taxable years. Such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Failure to Qualify."

  As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. Finally, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company will make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. Beginning with its 1998 taxable year, if the Company complies with the requirements for ascertaining the ownership of its outstanding shares of beneficial interest and does not know or have reason to know that it has violated the 5/50 Rule, it will be deemed to satisfy the 5/50 Rule for the taxable year. The Company has issued sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "Restrictions on Ownership and Transfer."

  For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

  The Company currently has two corporate subsidiaries, the General Partner and the general partner of Prentiss Properties Real Estate Fund I, L.P., and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Beginning with the Company's 1998 taxable year, a "qualified REIT subsidiary" will be defined as any corporation wholly-owned by the Company, regardless of whether the Company has always owned all of its capital stock. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. Both of the Company's corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the noncorporate subsidiaries of the Operating Partnership (the "Noncorporate Subsidiaries") will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

  In order for the Company to qualify and to maintain its qualification as a REIT, three requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). Beginning with its 1998 taxable year, the Company no longer will be subject to the 30% gross income test. The specific application of these tests to the Company is discussed below.

  The rent received by the Company from its tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or a direct or indirect owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if Rent attributable to personal property, leased in connection with a lease of a Property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," the Company generally must not operate or manage the Properties or furnish or render services to the tenants of such Properties, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Beginning with its 1998 taxable year, the Company may furnish or render a de minimus amount of "noncustomary services" to the tenants of a Property other than through an independent contractor as long as the amount that the Company receives that is attributable to such services does not exceed 1% of its total receipts from the Property. For that purpose, the amount attributable to the Company's noncustomary services will be at least equal to 150% of the Company's cost of providing the services.

  The Company does not charge Rent for any portion of any Property that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above). Furthermore, the Company expects that, with respect to other properties that it may acquire in the future, it will not charge Rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such Rent would jeopardize the Company's status as a REIT. In addition, the Company currently does not receive any Rent from a Related Party Tenant, and the Company expects that, to the extent that it receives Rent from a Related Party Tenant in the future, such Rent will not cause the Company to fail to satisfy either the 75% or 95% gross income test. The Company also currently does not receive Rent attributable to personal property that is greater than 15% of the Rent received under the applicable Lease. The Company expects that, in the future, it will not allow the Rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause the Company to fail to satisfy either the 75% or 95% gross income test.

  Through the Operating Partnership, the Noncorporate Subsidiaries, and the Manager, none of which constitutes a qualifying independent contractor, the Company provides and will provide in the future certain services to its tenants. The Company believes that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the Rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, the Company employs and will continue to employ qualifying independent contractors to provide such services. Furthermore, the Company expects that it will not provide noncustomary services with respect to other properties that it acquires in the future (other than through a qualifying independent contractor) to the extent that the provision of such services would cause the Company to fail to satisfy either the 75% or 95% gross income test.

  If any portion of the Rent does not qualify as "rents from real property" because such Rent is attributable to personal property and exceeds 15% of the total Rent received under the applicable lease, the portion of the Rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to such personal property, plus any other income received by the Company during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income during such year, the Company likely would lose its REIT status. If, however, any portion of the Rent received under a lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by the Company under such lease would qualify as "rents from real property." In that case, if the Rent received by the Company under such lease, plus any other income received by the Company during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income for such year, the Company likely would lose its REIT status. Finally, if any portion of the Rent does not qualify as "rents from real property" because the Company furnishes noncustomary services to the tenants of a Property other than through a qualifying independent contractor, none of the Rent received by the Company with respect to the related Property would qualify as "rents from real property." In that case, if the Rent received by the Company with respect to the related Property, plus any other income received by the Company during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income for such year, the Company would lose its REIT status.

  The Company, through the Operating Partnership, may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of the Manager owned by the Operating Partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the Operating Partnership has received and in the future will receive indirectly certain fees for the performance of certain services by a Noncorporate Subsidiary with respect to Properties that are owned, directly or indirectly, by the Operating Partnership. Although the law is not entirely clear, to the extent that the Operating Partnership owns, directly or indirectly, both an interest in such Properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the Operating Partnership (i.e., any portion of the fees that is attributable to a third party's ownership interest in the Properties) will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the Operating Partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that the Company receives interest that is accrued on the late payment of the Rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, but instead will be treated as interest that qualifies for the 95% gross income test. The Company believes that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause the Company to fail to satisfy either the 75% or 95% gross income test.

  REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, the Company will make an election to treat the related property as foreclosure property.

  If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test. The Company anticipates that any income it receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

  The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  It is possible that, from time to time, the Company or the Operating Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Operating Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Operating Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Beginning with the Company's 1998 taxable year, periodic income and gain from interest swap and cap agreements, options, futures contracts, forward rate agreements, and similar financial instruments entered into by the Company to reduce the interest rate risks with respect to indebtedness incurred to acquire or carry real estate assets will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed on (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect the Company's profitability. No such relief is available for violations of the 30% income test. Beginning with its 1998 taxable year, the Company no longer will be subject to the 30% gross income test.

ASSET TESTS

  The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Noncorporate Subsidiaries, the two corporate subsidiaries, and any other qualified REIT subsidiary).

  For purposes of the asset tests, the Company is deemed to own its proportionate share of the assets of the Operating Partnership and each Noncorporate Subsidiary, rather than its interests in those entities. The Company has represented that (i) at least 75% of the value of its total assets has been and will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it has not owned, and will not own (A) securities of any one issuer the value of which exceeds 5% of the value of the Company's total assets or (B) more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Noncorporate Subsidiaries, the two corporate subsidiaries, and any other qualified REIT subsidiary). In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

  If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

  The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. Beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company. Such amount would be treated as having been distributed by the Company for purposes of the 4% excise tax described above.

  It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of Preferred Shares or Common Shares.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

  Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and intends to continue to comply with such requirements in the future. Beginning with the Company's 1998 taxable year, the Company will not lose its REIT status if it fails to request information from its shareholders with respect to the actual ownership of its outstanding shares in any taxable year, but instead will incur a monetary penalty.

PARTNERSHIP ANTI-ABUSE RULE

  The U.S. Treasury Department has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

  The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. The Company believes that the Anti-Abuse Rule will not have any adverse impact on its ability to qualify as a REIT. However, the Exchange Rights do not conform in all respects to the redemption rights described in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership or a Noncorporate Subsidiary for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the

Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are made out of the Company's current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the Preferred Shares and then to the Common Shares. As used herein, the term "U.S. shareholder" means a holder of Offered Securities that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Offered Securities. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Offered Securities, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Offered Securities, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the Offered Securities are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Offered Securities will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Offered Securities (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company has notified and will continue to notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

  In general, any gain or loss realized upon a taxable disposition of the Offered Securities by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the Offered Securities have been held as a capital asset. Such gain or loss will generally constitute either short-term, mid-term or long-term capital gain or loss depending on the length of time the shareholder holds the securities. However, any loss upon a sale or exchange of Offered Securities by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Offered Securities may be disallowed if other Offered Securities are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

  The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months (mid-term capital gain), and 20% for sales and exchanges of assets held for more than 18 months (long-term capital gain). The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  The Company reports and will continue to report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The United States Treasury has recently issued final regulations (the "Final Regulations") which affect the backup withholding rules as applied to Non-U.S. Shareholders. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective purchasers of Offered Securities should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Offered Securities. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Offered Securities with debt, a portion of its income from the

Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and
(iii) the Company is a "pension-held" REIT (i.e., either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares). Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the Common Shares or more than 9.8% of any class or series of the Preferred Shares, the Company should not be a "pension-held" REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE OFFERED SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

  Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Offered Securities is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or
(ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The United States Treasury has recently issued final regulations which affect the procedures to be followed by a Non-U.S. Shareholder regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Offered Securities, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Offered Securities, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  The Small Business Job Protection Act of 1996 requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of his Offered Securities generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the Offered Securities will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of the Common Shares or Preferred Shares at all times during a specified testing period will not be subject to tax under FIRPTA if the Common or Preferred Shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Offered Securities is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Offered Securities were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

OTHER TAX CONSEQUENCES

  The Company, the General Partner, the Operating Partnership, the Manager, a Noncorporate Subsidiary, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

  In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of (i)
 .25% of "taxable capital" (generally, financial accounting net worth with certain adjustments) apportioned to Texas; or (ii) 4.5% of "taxable earned surplus" (generally, federal taxable income with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE NONCORPORATE SUBSIDIARIES

  The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Operating Partnership and its Noncorporate Subsidiaries (each of the Operating Partnership and the Noncorporate Subsidiaries is referred to herein as a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

CLASSIFICATION AS A PARTNERSHIP

  The Company will be entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if each Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and
(ii) is not a "publicly traded" partnership.

  In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership in existence on January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no Partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The Partnerships intend to continue to be classified as partnerships and the Company has represented that no Partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations.

  A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "--Requirements for Qualification--Income Tests." The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

  If for any reason one of the Partnerships were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company likely would not be able to qualify as a REIT. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" and "Requirements for Qualification--Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

  Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Partnership.

  Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Operating Partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to the Properties it acquires in exchange for Units.

  Under the Operating Partnership Agreement, depreciation or amortization deductions of the Operating Partnership generally are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on the sale of a Property contributed to the Operating Partnership in exchange for Units will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such Property for federal income tax purposes. Depending on the allocation method elected under Code section 704(c), it is possible that the Company (i) may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed Properties than would be allocated to the Company if such Properties were to have a tax basis equal to their fair market value at the time of contribution and (ii) may be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic profit allocated to the Company as a result of such sale. These allocations may cause the

Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirement, although the Company does not anticipate that this event will occur. The foregoing principles also will affect the calculation of the Company's earnings and profits for purposes of determining which portion of the Company's distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of the Company's distributions being taxed as a dividend than would have occurred had the Company purchased the Properties for cash.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally is equal to
(i) the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) increased by (A) its allocable share of the Operating Partnership's income and (B) its allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

  If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

SALE OF THE OPERATING PARTNERSHIP'S OR A NONCORPORATE SUBSIDIARY'S PROPERTY

  Generally, any gain realized by a Partnership on the sale of property held for more than one year but not more than 18 months will be mid-term capital gain, and any gain realized on the sale of property held for more than 18 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of the Properties contributed to the Partnership in exchange for partnership interests therein will be allocated first to the contributor under section 704(c) of the Code to the extent of the contributor's "built-in gain" on those Properties for federal income tax purposes. The contributors' "built-in gain" on the Properties sold will equal the excess of the contributors' proportionate share of the book value of those Properties over the contributors' tax basis allocable to those Properties at the time of the sale. Any remaining gain recognized by a Partnership on the disposition of the contributed Properties, and any gain recognized upon the disposition of the Properties acquired by a Partnership for cash, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Bylaws of the Company provide that any decision to sell any real estate asset in which a trustee, or officer of the Company, or any Affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the Trustees including a majority of the Independent Trustees.

  The Company's share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations--Requirements For Qualification--Income Tests" above. The Company, however, does not presently intend to acquire or hold or to allow a Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

MANAGER

  The Operating Partnership owns 100% of the nonvoting stock of each Manager. Such stock represents in the aggregate a 95% economic interest in each Manager. The Operating Partnership also holds notes issued by each Manager in the aggregate initial principal amount of $34.75 million. By virtue of its ownership of the Operating Partnership, the Company is considered to own its pro rata share of such stock and notes.

  As noted above, for the Company to qualify as a REIT the value of the equity and debt securities of each Manager held, directly or indirectly, by the Company may not exceed 5% of the total value of the Company's assets. In addition, the Company may not own, directly or indirectly, more than 10% of the voting stock of either Manager. The Company does not own, directly or through the Operating Partnership, any of the voting securities of either Manager. In addition, the Company believes that the value of the equity and debt securities of each Manager that it owns does not exceed 5% of the total value of its assets. If the Service were to successfully challenge these determinations, however, the Company likely would fail to qualify as a REIT.

  The Manager is organized as a corporation and pays federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes reduce amounts available for distribution by the Manager, which in turn reduce amounts available for distribution to the Company's shareholders.

                             PLAN OF DISTRIBUTION

  The Company may sell Offered Securities in or outside the United States to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

  If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Certain of the underwriters, dealers or agents utilized by the Company in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company or one or more of its respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act.

  Until the distribution of the Offered Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Offered Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilizes the price of the Offered Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities.

  If underwriters create a short position in the Offered Securities in connection with the offering thereof, (i.e., if they sell more Offered Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of such underwriters may reduce that short position by purchasing Offered Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in the applicable Prospectus Supplement.

  Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Offered Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Offered Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of an Offered Security to the extent that it were to discourage resales of the Offered Security by purchasers in the offering.

  Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees or from the Commission's site on the World Wide Web at http://www.sec.gov.

  This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (Commission File No. 001-14516) under the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1)the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed March 25, 1997;

    (2)the Company's Quarterly Reports on Form 10-Q, for the quarter ended March 31, 1997, filed May 14, 1997, and for the quarter ended June 30, 1997, filed August 13, 1997;

    (3)the Company's Current Report on Form 8-K, filed on January 15, 1997, as amended by Form 8-K/A, filed March 14, 1997, the Company's Current Report on Form 8-K, filed on April 16, 1997, as amended by Form 8-K/A, filed on June 12, 1997, and the Company's Current Report on Form 8-K, filed on October 16, 1997;

    (4)the Combined Statements of Revenues and Certain Operating Expenses of the Chicago Office Properties and the Selected 1997 Pending Acquisitions, included on pages F-35 through F-37 and F-42 through F-44 of the Company's Registration Statement on Form S-11, dated April 29, 1997 (Commission File No. 333-23989); and

    (5)the description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of all of the Offered Securities shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of any Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

  The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas, Attention: Secretary (telephone (214) 654-
0886).

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, who will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

  The consolidated and combined financial statements of the Company and the Company's predecessors as of December 31, 1995, and for the period January 1, 1996 through October 21, 1996, and the years ended December 31, 1995 and 1994, incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996, and the combined statements of revenue and certain operating expenses included in the Company's Current Reports on Form 8-K/A, dated March 14, 1997, and June 12, 1997, and the Company's Registration Statement on Form S-11, dated April 29, 1997, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANY-ING PROSPECTUS DO NOT CONSTITUTE AN OFFER OF SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANY-ING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

The Company................................................................. S-3
Recent Developments......................................................... S-3
Use of Proceeds............................................................. S-4
Price Range of Common Stock and Distribution History........................ S-5
Capitalization.............................................................. S-6
Certain Federal Income Tax Considerations................................... S-7
Underwriting................................................................ S-7
Legal Matters............................................................... S-8
Experts..................................................................... S-8

                                  Prospectus

Forward-Looking Statements..................................................   2
The Company.................................................................   2
Risk Factors................................................................   3
Use of Proceeds.............................................................  13
Ratio of Earnings to Fixed Charges..........................................  13
Description of Shares of Beneficial Interest................................  14
Federal Income Tax Considerations...........................................  19
Plan of Distribution........................................................  35
Available Information.......................................................  37
Incorporation of Certain Documents by Reference.............................  37
Legal Matters...............................................................  38
Experts.....................................................................  38

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                               6,000,000 SHARES

               [LOGO OF PRENTISS PROPERTIES TRUST APPEARS HERE]

                                   PRENTISS
                               PROPERTIES TRUST


                               COMMON SHARES OF
                             BENEFICIAL INTEREST

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                             PROSPECTUS SUPPLEMENT
                               November 18, 1997

                              ------------------



                                LEHMAN BROTHERS

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